Exhibit 12



                                      TYSON FOODS, INC.
                     STATEMENT SETTING FORTH COMPUTATION OF RATIOS OF
                                 EARNINGS TO FIXED CHARGES
                                   (Dollars in Thousands)



                             Six Months Ended
                                 April 1,                      FISCAL YEAR ENDED
                                   1995       1994       1993        1992       1991       1990
                                 ---------  --------   --------    --------   --------   --------
Net income for the period        $ 102,678  $ (2,128)  $180,334    $160,534   $145,498  $120,015
Add:
  Provision for income taxes        59,436   120,745    129,301     100,505     97,025    80,054
  Fixed charges                     62,314   102,882     88,773      94,206    112,678   141,499
  Less capitalized interest         (1,621)   (1,993)    (1,551)       (895)    (1,420)   (1,501)
                                    ______   _______    _______     _______    _______   _______
Income before taxes on
income and fixed charges          $222,807  $219,506   $396,857    $354,350   $353,781  $340,067
Fixed charges:
  Interest (1)                    $ 53,464  $ 86,343   $ 73,111    $ 77,186   $ 95,765  $128,854
  Capitalized interest               1,621     1,993      1,551         895      1,420     1,501
  Rentals at computed
   interest factor (2)               5,299     9,543      8,414       6,767      6,499     6,258
  Amortization of debt
   discount expense                  1,930     5,003      5,697       9,358      8,994     4,886
                                   _______  ________   ________    ________   ________  ________
Total fixed charges               $ 62,314  $102,882   $ 88,773    $ 94,206   $112,678  $141,499
Ratio of earnings to
  fixed charges                       3.58      2.13       4.47        3.76       3.14      2.40

(1) Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of interest of 50% owned subsidiaries.

(2) Amounts represent those portions of rent expense (one-third) that are reasonable approximations of interest costs.













                                    32